Alison Zoellner, Esq. Assistant General Counsel, Securities and Corporate Finance	Honeywell 101 Columbia Road Building AB-2B Morristown, NJ 07962-2245
973-455-2090 973-695-4220 Fax alison.zoellner@honeywell.com

Exhibit 5.1

November 21, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Honeywell International Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

I am Assistant General Counsel, Securities and Corporate Finance, of Honeywell International Inc., a Delaware corporation (the “Company”). This opinion is being rendered in connection with the issuance and sale of the Company’s $300,000,000 3.35% Senior Notes Due 2023 and the $700,000,000 Floating Rate Senior Notes Due 2015 (collectively, the “Notes”) in accordance with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3 (File No. 333-186695) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registration Statement contains a prospectus (the “Shelf Prospectus”) relating to the issuance and sale by the Company from time to time, as shall be set forth in one or more supplements to the Shelf Prospectus, of the Company’s debt.

As counsel for the Company, I have examined such documents, including the Registration Statement, the Indenture between the Company and Deutsche Bank Trust Company Americas, as trustee, as may be supplemented from time to time (the “Indenture”), the Restated Certificate of Incorporation and By-laws, as amended, of the Company and certain resolutions of the Board of Directors of the Company (the “Board”) relating to issuance of the Securities (the “Resolutions”). I have also reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials. I have also assumed that, at the time of the authentication and delivery of the Securities, the Resolutions will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such Securities, the Registration Statement will be effective and will continue to be effective, none of the particular terms of such Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that:

1. The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

2. The Notes have been duly authorized by all requisite corporate action and constitute valid and binding obligations of the Company, enforceable in accordance with the terms thereof.

This opinion is subject to the following qualifications and exceptions:

(a) The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights.

(b) The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

(c) As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular Debt Security is denominated will depend on various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security would be required to render such judgment in the foreign currency or currency unit in which such Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

My opinion expressed above is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware

Constitution and reported judicial decisions interpreting the Law) and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption “Legal Opinions”. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

By: /s/ Alison Zoellner

Alison Zoellner, Esq.